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                                                                    EXHIBIT 99.1


RISK FACTORS

From time to time, in both written reports and in oral statements by our senior management, we express expectations and other statements regarding our future performance. These forward-looking statements are inherently uncertain and you must recognize that events could turn out to be different than such expectations and statements. We discuss key factors impacting current and future performance in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. In addition, you should consider the following Risk Factors as well as the other information in this Quarterly Report in evaluating us and our business. Capitalized terms used in this Exhibit 99.1 but not otherwise defined herein should have the respective meanings described thereto in the periodic report with which this Exhibit 99.1 is filed. Unless the context otherwise requires, "PSINet", the "Company", "we", "our" and "us" refer to PSINet Inc. and its subsidiaries.


RISK ASSOCIATED WITH SUBSTANTIAL INDEBTEDNESS AND OUR ABILITY TO SERVICE DEBT

We are highly leveraged and have significant debt service requirements. As of September 30, 1998, our total indebtedness was $817.7 million, representing 103% of total capitalization, and our interest expense for the nine months ended September 30, 1998 was $38.2 million.

Our high level of indebtedness could have several important effects on our future operations, which, in turn, could have important consequences for the holders of our securities, including the following:

 .    a substantial portion of our cash flow from operations must be used to pay interest on our indebtedness and, therefore, will not be available for other business purposes;
 .    covenants contained in the agreements evidencing our debt obligations require us to meet certain financial tests, and other restrictions limit our ability to borrow additional funds or to dispose of assets and may affect our flexibility in planning for, and reacting to, changes in our business, including possible acquisition activities and capital expenditures; and
 .    our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired.

Our ability to meet our debt service obligations and to reduce our total indebtedness depends on our future operating performance and on economic, financial, competitive, regulatory and other factors affecting our operations. Many of these factors are beyond our control and our future operating performance could be adversely affected by some or all of these factors. Based on our current level of operations, management believes that working capital from operations, existing credit facilities, capital lease financings and proceeds of future equity or debt financings, will be adequate to meet our presently anticipated future requirements for working capital, capital expenditures and scheduled payments of interest on our debt. We cannot assure, however, that our business will generate sufficient cash flow from operations or that future working capital borrowings will be available in an amount sufficient to enable us to service our debt or to make necessary capital expenditures. In addition, we cannot assure that we will be able to raise additional capital for any such refinancing in the future.
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RISK ASSOCIATED WITH OUR OPERATING DEFICIT AND CONTINUING LOSSES; POTENTIAL
FLUCTUATIONS IN OPERATING RESULTS; AND OPERATING LOSSES OF CERTAIN ACQUIRED COMPANIES

Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in new and rapidly evolving markets. To address these risks, we must, among other things, respond to competitive developments, continue to attract and retain qualified persons, and continue to upgrade our technologies and commercialize our network services incorporating such technologies. We cannot assure that we will be successful in addressing such risks, and the failure to do so could have a material adverse effect on our business, financial condition, results of operations and ability to pay when due principal, interest and other amounts in respect of our debt. Although we have experienced revenue growth on an annual basis with revenue increasing from $38.7 million in 1995 to $84.4 million in 1996 to $121.9 million in 1997 and $165.7 million for the first nine months of 1998, we have incurred losses and experienced negative earnings before depreciation and amortization, interest income and expense, other income (loss), income tax expense (benefit), gain on sale of investments, equity in loss of affiliate and intangible asset write-down and charge for acquired in-process research and development ("EBITDA") during each of such periods. Management expects to continue to operate at a net loss and experience negative EBITDA in the near term as we continue our acquisition program and the expansion of our global network operations. We have incurred net losses available to common shareholders of $53.2 million, $55.1 million and $46.0 million and have incurred negative EBITDA of $27.9 million, $28.0 million and $21.2 million for each of the years ended December 31, 1995, 1996 and 1997, respectively. Additionally, we incurred net losses available to common shareholders of $129.0 million and negative EBITDA of $32.1 million, respectively, for the nine months ended September 30, 1998. At September 30, 1998, we had an accumulated deficit of $295.0 million. We cannot assure that we will be able to achieve or sustain profitability or positive EBITDA. Principal among factors that adversely affected our operating performance in 1997 and the first nine months of 1998 were:

 .    delivery delays for Primary Rate Interface ("PRI") telecommunications facilities required to meet customer demand;
 .    accelerated investment by us in our overseas operations in order to respond to rapidly developing markets; and
 .    lower than expected growth during the third quarter of 1997 in the demand for our domestic Internet services.

We expect to focus in the near term on continuing to increase our corporate customer base and geographic presence, and on expanding our Carrier and ISP Services business unit strategy. This will require us to continue to incur expenses for marketing, network infrastructure, personnel and the development of new products and services. We also plan to continue to enhance our network and the administrative and operational infrastructure necessary to support our Internet access service domestically and internationally. We will accomplish this through ownership interests or capital leases wherever possible. This includes the acquisition of bandwidth, which must often be obtained in anticipation of future revenue. Such expenses may adversely impact cash flow and operating performance.

Our operating results have fluctuated in the past and may fluctuate significantly in the future as a result of a variety of factors some of which are outside our control. These factors, include, among others:

 .    general economic conditions and specific economic conditions in the
     Internet access industry;
 .    user demand for Internet services;
 .    capital expenditures and other costs relating to the expansion of operations our network;
 .    the ability to identify, acquire and integrate successfully suitable acquisition candidates;
 .    changes related to acquisitions;
 .    the introduction of new services by us or our competitors;
 .    the mix of services sold and the mix of channels through which those services are sold;
 .    pricing changes and new product introductions by us and our competitors;
 .    delays in obtaining sufficient supplies of sole or limited source equipment and telecom facilities (i.e., PRIs); and
 .    potential adverse regulatory developments.

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As a strategic response to a changing competitive environment, we may elect from time to time to make certain pricing, service or marketing decisions that could have a material adverse effect on our business, results of operations and cash flow.

We have recently acquired a number of Internet-related companies. Certain of these companies incurred net losses and had negative EBITDA prior to their acquisition. We believe that after eliminating redundant network architecture and administrative functions and taking other actions to integrate the operations of these companies we will be able to realize significant cost savings on our consolidated operations. However, we cannot assure that our integration of the operations of these companies will be accomplished successfully. Our inability to improve the operating performance of these businesses or to successfully integrate their operations could have a material adverse effect on our business, financial condition and results of operations.

RISK ASSOCIATED WITH COMPANY STRUCTURE AND DEPENDENCE ON SUBSIDIARIES FOR REPAYMENT OF DEBT

We are an operating entity which also conducts a significant portion of our business through our subsidiaries. Our cash flow from operations and consequently our ability to service our debt (including the 10% Senior Notes and the 11 1/2% Senior Notes) is therefore partially dependent upon our subsidiaries' earnings and their distributions of those earnings to us. It may also be dependent upon loans, advances or other payments of funds to us by those subsidiaries. Our subsidiaries have no obligation, contingent or otherwise, to make any funds available to us for payment of the principal of or interest on certain of our debt obligations (including the 10% Senior Notes and the 11 1/2% Senior Notes). Our subsidiaries' ability to make payments may be subject to the availability of sufficient surplus funds, the terms of such subsidiaries' indebtedness, applicable laws and other factors.

Our subsidiaries' creditors and holders of preferred stock, if any, of such subsidiaries will have priority to the assets of such subsidiaries over the claims of the Company and the holders of our indebtedness. One exception is that if such subsidiaries have provided guarantees of our indebtedness and if loans made by us to our subsidiaries are recognized as indebtedness, they will not have such priorities. In any event, the 10% Senior Notes and the 11 1/2% Senior Notes are effectively subordinated in right of payment to all existing and future indebtedness and other liabilities of our subsidiaries, including trade payables. As of September 30, 1998, after giving pro forma effect to the Initial Notes Offering (and the application of the net proceeds therefrom as described in "Use of Proceeds"), the acquisitions of the Acquired Companies and borrowings under the Credit Facility, our subsidiaries would have had approximately $133.2 million of total liabilities (including trade payables and accrued liabilities). Under the terms of certain agreements evidencing our debt obligations, certain subsidiaries of the Company are restricted in their ability to incur debt in the future. We had approximately $108.5 million of indebtedness outstanding under the Credit Facility on September 30, 1998.

NEED FOR ADDITIONAL CAPITAL TO FINANCE GROWTH AND CAPITAL REQUIREMENTS

In order to maintain our competitive position and continue to meet the increasing demands for service quality, availability and competitive pricing, we expect to make significant capital expenditures. Our expected expenditures include the following:

 .    up to $95.0 million through the end of the year 2000 to take full advantage of the bandwidth acquired from IXC;
 .    approximately $1.2 million per year in operation and maintenance fees per each 1,000 equivalent route miles of OC-48 bandwidth accepted under the IRU Purchase Agreement (as defined);
 .    up to $35.0 million over the next three years in connection with the anticipated buildout of our pan-European Internet network, including in connection with our recent acquisition of IRUs in transatlantic STM-1 bandwidth connecting the United States and Europe, and for construction of a network operations center in Switzerland;
 .    approximately $45.0 million in connection with our acquisition of dark fiber optic capacity connecting and encircling the New York City and Washington, D.C. metropolitan areas;
 .    approximately $47.0 million in connection with our recent acquisition of
     IRUs in and long-term capital leases of transpacific DS-3 bandwidth connecting the United States and Japan; and
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 .    in excess of $100.0 million over 25 years in connection with our recent agreement with a group of leading global telecommunications companies to build the Japan-U.S. Cable Network.

In addition, we are also obligated, under one of our Carrier and ISP Services agreements, to provide the ISP customer with a rental facility of up to $5.0 million for telecommunications equipment owned or leased by us and deployed in the customer's network. On September 30, 1998, $1.4 million of this was drawn. Furthermore, we may be obligated under the IRU Purchase Agreement to provide IXC with additional shares of common stock and/or cash. For the specific terms of this obligation, see "Note 4--Strategic Alliances--Strategic Alliance with IXC Internet Services, Inc.". We also expect that we will require substantial capital for acquisitions of Internet assets and businesses.

We believe that we will have a reasonable degree of flexibility to adjust the amount and timing of these capital expenditures in response to market conditions, competition, our then-existing financing capabilities and other factors. We also believe that working capital generated from the use of bandwidth, together with other working capital from operations, existing credit facilities, capital lease financings, proceeds of this and prior offerings and proceeds of future equity or debt financings will be sufficient to meet the presently anticipated working capital and capital expenditure requirements of our operations.

However, we may need to raise additional funds in order to take advantage of unanticipated opportunities, more rapid international expansion or acquisitions of complementary businesses. In addition, we may need to raise additional funds to develop new products or otherwise respond to changing business conditions or unanticipated competitive pressures. We cannot assure that we will be able to raise such funds on favorable terms. In the event that we are unable to obtain such additional funds on acceptable terms, we may determine not to enter into various expansion opportunities.

RISK ASSOCIATED WITH COMPETITION AND PRICING FLUCTUATIONS

The market for Internet connectivity and related services is extremely competitive. We anticipate that competition will continue to intensify as the use of the Internet grows. The tremendous growth and potential market size of the Internet access market has attracted many new start-ups as well as existing businesses from different industries.

We believe that the primary competitive factors in our targeted market are a reliable international network, knowledgeable salespeople and high quality technical support. Price is usually secondary to these factors.

Our current and prospective competitors include: other national, regional and local ISPs, long distance and local exchange telecommunications companies, cable television, direct broadcast satellite, wireless communications providers and on-line service providers. We believe that our network, products and customer service distinguish us from these competitors. However, some of these competitors have a significantly greater market presence, brand recognition and financial, technical and personnel resources than the Company.

We compete with all of the major long distance companies (also known as interexchange carriers or IXCs), including AT&T, MCIWorldCom, Sprint and Cable & Wireless/IMCI, which also offer Internet access services. The recent sweeping reforms in the federal regulation of the telecommunications industry have created greater opportunities for local exchange carriers ("LECs"), including the Regional Bell Operating Companies ("RBOCs"), to enter the Internet connectivity market. We believe that there is a move toward horizontal integration through acquisitions of, joint ventures with, and the wholesale purchase of connectivity from ISPs to address the Internet connectivity requirements of the current business customers of long distance and local carriers. The WorldCom/MFS/UUNet consolidation, the WorldCom/MCI merger, the ICG/NETCOM merger, Cable & Wireless' purchase of the internetMCI assets, the Intermedia/DIGEX merger, GTE's acquisition of BBN and Frontier's acquisition of Global Center are indicative of this trend. Accordingly, we expect to experience increased competition from the traditional telecommunications carriers. Many of these telecommunications carriers may have the ability to bundle Internet access with basic local and long distance telecommunications services. Such bundling of services may have an adverse effect on our ability to compete effectively with the telecommunications
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providers and may result in pricing pressure on us that would have an adverse effect on our business, financial condition and results of operations.

Many of the major cable companies have announced that they are exploring the possibility of offering Internet connectivity, relying on the viability of cable modems and economical upgrades to their networks. Several announcements also have recently been made by other alternative service companies approaching the Internet connectivity market with various wireless terrestrial and satellite-based service technologies.

The predominant on-line service providers, including America Online, CompuServe, Microsoft Network and Prodigy, have all entered the Internet access business by engineering their current proprietary networks to include Internet access capabilities. We compete to a lesser extent with these on-line service providers.

Recently, there have been several announcements regarding the planned deployment of broadband services for high speed Internet access by cable and telephone companies. These services would include new technologies such as cable modems and xDSL. These providers have initially targeted the residential consumer. However, it is likely that their target markets will expand to encompass business customers, which is our target market. This expansion could affect the pricing of our service offerings.

As a result of the increase in the number of competitors and the vertical and horizontal integration in the industry, we currently encounter and expect to continue to encounter significant pricing pressure and other competition in the future. Advances in technology as well as changes in the marketplace and the regulatory environment are constantly occurring, and we cannot predict the effect that ongoing or future developments may have on us or on the pricing of our products and services. Increased price or other competition could result in erosion of our market share and could have a material adverse effect on our business, financial condition and results of operations. We cannot assure that we will have the financial resources, technical expertise or marketing and support capabilities to continue to compete successfully.

As we continue to expand our operations outside the United States, we will encounter new competitors and competitive environments. In some cases, we will be forced to compete with and buy services from government-owned or subsidized telecommunications providers. Some of these providers may enjoy a monopoly on telecommunications services essential to our business. We cannot assure that we will be able to purchase such services at a reasonable price or at all. In addition to the risks associated with our previously described competitors, foreign competitors may pose an even greater risk, as they may possess a better understanding of their local markets and better working relationships with local infrastructure providers and others. We cannot assure that the Company can obtain similar levels of local knowledge. Failure to obtain that knowledge could place us at a significant competitive disadvantage.

RISKS ASSOCIATED WITH ACQUISITIONS AND STRATEGIC ALLIANCES

As part of our business strategy, we expect to continue to acquire assets and businesses principally relating to or complementary to our current operations. We may also seek to develop strategic alliances both domestically and internationally. Any such future acquisitions or strategic alliances would be accompanied by the risks commonly encountered in strategic alliances with or acquisitions of companies. Such risks include, among other things:

 .    the difficulty of integrating the operations and personnel of the companies;
 .    the potential disruption of our ongoing business;
 .    the inability of management to maximize our financial and strategic position by the successful incorporation of licensed or acquired technology and rights into our service offerings; and
 .    the inability to maintain uniform standards, controls, procedures and policies and the impairment of relationships with employees and customers as a result of changes in management.

We cannot assure that we will be successful in overcoming these risks or any other problems encountered in connection with such acquisitions or strategic alliances. We believe that after eliminating redundant network architecture and administrative functions and taking other actions to integrate the operations of acquired companies we will be able to realize cost savings. However, we cannot assure that our integration of acquired companies' operations will be successfully accomplished. Our inability to improve the operating performance of acquired companies' businesses or to integrate successfully the operations of acquired companies could have a material adverse effect on our business, financial condition and results of operations. In addition, as we proceed with acquisitions in which the consideration consists of cash, a substantial portion of our available cash will be used to consummate such acquisitions.

Many of the businesses that might become attractive acquisition candidates for us may have or generate significant goodwill and intangible assets, and acquisition of these businesses, if accounted for as a purchase, would typically result in increases in our amortization expenses and the length of time over which they are reported. In connection with acquisitions, we could incur substantial expenses, including the expenses of integrating the business of the acquired company or the strategic alliance with our business. In this regard, an intangible asset that frequently arises in connection with the acquisition of a technology company is "acquired in-process research and development," which under U.S. accounting standards, as presently in effect, must be expensed immediately upon acquisition. Such expenses, in addition to the financial impact of such acquisitions, could have a material adverse effect on our business, financial condition and results of operations and could cause substantial fluctuations in our quarterly and yearly operating results.

We expect that competition for appropriate acquisition candidates may be significant. We may compete with other telecommunications companies with similar acquisition strategies, many of which may be larger and have greater financial and other resources than we have. Competition for Internet companies is based on a number of factors including price, terms and conditions, size and access to capital, ability to offer cash, stock or other forms of consideration and other matters. We cannot assure that we will be able to successfully identify and acquire suitable companies on acceptable terms and conditions.

RISKS ASSOCIATED WITH MANAGEMENT OF GROWTH AND EXPANSION

We have over 500 POPs and we plan to continue to expand the capacity of existing POPs as customer-driven demand dictates. In addition, we have completed a number of acquisitions of companies and telecommunications bandwidth during 1998 and plan to continue to do so. We anticipate that our Carrier and ISP Services business unit, as well as other business growth, may require continued enhancements to and expansion of our network. However, our rapid growth has placed a strain on our administrative, operational and financial resources and has increased demands on our systems and controls. The process of consolidating the businesses and implementing the strategic integration of these acquired businesses with the Company may take a significant amount of time. It may also place additional strain on our resources and could subject us to additional expenses. We cannot assure that we will be able to integrate these companies successfully or in a timely manner. In addition, we cannot assure that our existing operating and financial control systems and infrastructure will be adequate to maintain and effectively monitor future growth.

Our continued growth may also increase our need for qualified personnel. We cannot assure that we will be successful in attracting, integrating and retaining such personnel. The following risks, associated with the growth of our Company, could have a material adverse effect on our business, results of operations and financial condition:

 .    our inability to continue to upgrade our networking systems or our operating and financial control systems;
 .    our inability to recruit and hire necessary personnel or to successfully integrate new personnel into our operations;
 .    our inability to successfully integrate the operations of acquired companies or to manage our growth effectively; or
 .    our inability to adequately respond to the emergence of unexpected expansion difficulties.

RISKS ASSOCIATED WITH ACQUISITIONS OF BANDWIDTH AND STRATEGIC ALLIANCE WITH IXC
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We are subject to a variety of risks relating to our recent acquisitions of fiber-based telecommunications bandwidth from IXC and various other global network suppliers and the delivery, operation and maintenance of such bandwidth. Such risks include, among other things, the following:

 .    the risk that financial, legal, technical and/or other matters may adversely affect such suppliers' ability to perform their respective operation, maintenance and other services relating to such bandwidth, which may adversely affect our use of such bandwidth;
 .    the risk that we will not have access to sufficient additional capital and/or financing on satisfactory terms to enable us to make the necessary capital expenditures to take full advantage of such bandwidth;
 .    the risk that such suppliers may not continue to have the necessary financial resources to enable them to complete, or may otherwise elect not to complete, their contemplated buildout of their respective fiber optic telecommunications systems; and
 .    the risk that such buildout may be delayed or otherwise adversely affected by presently unforeseeable legal, technical and/or other factors.

In addition, we are subject to additional risks relating specifically to our strategic alliance with IXC. Such risks include:

 .    the risk that, if the fair market value of the IXC Initial Shares (as defined) is less than $240 million on the applicable date, our payment of the shortfall, whether in cash, stock or a combination thereof, could result in significant dilution to our shareholders and in IXC's owning a significant, or even a controlling, portion of our outstanding common stock, and/or could necessitate a significant cash outlay by the Company, which in any such event could have a material adverse effect on us, our shareholders and holders of our other securities;
 .    the risk that, in the event of a material default by IXC under the IRU
     Purchase Agreement at such time as IXC is in bankruptcy, our use of the bandwidth acquired from IXC may be materially adversely affected or curtailed;
 .    the risk that, in the event of a change of control or change in management of IXC, IXC's successor or new management, as the case may be, may not share IXC's commitment to the buildout of its fiber optic
     telecommunications system or may not otherwise allocate the necessary human, financial, technical and other resources to satisfactorily meet its obligations to us under the IRU Purchase Agreement that would adversely affect our use of the bandwidth acquired from IXC;
 .    the risk that IXC, as our largest shareholder and through its ex-chairman's seat on our Board of Directors, could subject us to certain conflicts of interest or could influence our management in a manner that could adversely affect our business or control of the Company; and
 .    the risk that future sales by IXC of substantial numbers of shares of our common stock could adversely affect the market price of our common stock and make it more difficult for us to raise funds through equity offerings and to effect acquisitions of businesses or assets in consideration for issuances of our common stock.

We cannot assure that we will be successful in overcoming these risks or any other problems encountered in connection with our acquisitions of bandwidth or our strategic alliance with IXC.

RISKS ASSOCIATED WITH INTERNATIONAL EXPANSION

A component of our strategy is our planned expansion into international markets. We may need to enter into joint ventures or other strategic relationships with one or more third parties in order to conduct our foreign operations successfully. However, we cannot assure that we will be able to obtain the permits and operating licenses required for us to operate, to hire and train employees or to market, sell and deliver high quality services in these markets. In addition to the uncertainty as to our ability to expand our international presence, there are certain risks inherent in doing business on an international level. Such risks include:

 .    unexpected changes in or delays resulting from regulatory requirements, tariffs, customs, duties and other trade barriers;
 .    difficulties in staffing and managing foreign operations;
 .    longer payment cycles and problems in collecting accounts receivable;

 .    political instability, expropriation, nationalization, war, insurrection and other political risks;
 .    fluctuations in currency exchange rates and foreign exchange controls which restrict or prohibit repatriation of funds;
 .    technology export and import restrictions or prohibitions;
 .    delays from customs brokers or government agencies;
 .    seasonal reductions in business activity during the summer months in Europe and certain other parts of the world; and
 .    potentially adverse tax consequences, which could adversely impact the success of our international operations.

We cannot assure that such factors will not have an adverse effect on our future international operations and, consequently, on our business, financial condition and results of operations. In addition, we cannot assure that laws or administrative practice relating to taxation, foreign exchange or other matters of countries within which we operate will not change. Any such change could have a material adverse effect on our business, financial condition and results of operations.

In particular, we have also recently made significant investments in Japan, which is currently experiencing a severe economic recession. Other Asian-Pacific countries in which we operate are also experiencing economic difficulties and uncertainties. These economic difficulties and uncertainties could have a material adverse effect on our business, financial condition and results of operations.

RISKS OF TECHNOLOGY TRENDS AND EVOLVING INDUSTRY STANDARDS

Our products and services are targeted toward users of the Internet, which has experienced rapid growth. The market for Internet access and related services is characterized by rapidly changing technology, evolving industry standards, changes in customer needs and frequent new product and service introductions. Our future success will depend, in part, on our ability to effectively use and develop leading technologies. In particular, we will strive to:

 .    continue to develop our technical expertise;
 .    enhance our current services;
 .    develop new products and services that meet changing customer needs;
 .    influence and respond to emerging industry standards and other technological changes on a timely and cost-effective basis;
 .    integrate technological advances into our current network; and
 .    address the compatibility and interoperability issues raised by technological changes or new industry standards.

We cannot assure that we will be successful in responding to changing technology or market trends. In addition, services or technologies developed by others may render our services or technologies uncompetitive or obsolete. Furthermore, changes to our services in response to market demand may require the adoption of new technologies that could likewise render certain of our assets technologically uncompetitive or obsolete. As we accept bandwidth from IXC and our other existing global network suppliers or acquire bandwidth or equipment from other suppliers that may better meet our needs than existing bandwidth or equipment, certain of our assets could be determined to be obsolete or excess. The disposition of obsolete or excess assets could have a material adverse effect on our business, financial condition and results of operations.

Even if we do successfully respond to technological advances, the integration of new technology may require substantial time and expense, and we cannot assure that we will succeed in adapting our network infrastructure.

DEPENDENCE ON KEY PERSONNEL

Competition for qualified employees and personnel in the Internet services industry is intense and there are a limited number of persons with knowledge of and experience in the Internet service industry. The process of locating such personnel with the combination of skills and attributes required to carry out our strategies is often lengthy. Our success depends to a significant degree upon our ability to attract and retain qualified management, technical, marketing and sales personnel and upon the continued contributions of such management and personnel. Our employees may voluntarily terminate their employment with us at any time. We cannot assure that we will be successful in attracting and retaining qualified executives and personnel. The loss of the services of key personnel, or the inability to attract additional qualified personnel, could have a material adverse effect on our business, financial condition or results of operations.

POTENTIAL LIABILITY FOR INFORMATION DISSEMINATED THROUGH NETWORK

The law relating to liability of ISPs for information carried on or disseminated through their networks is not completely settled. A number of lawsuits have sought to impose such liability for defamatory speech and infringement of copyrighted materials. The U.S. Supreme Court has let stand a lower court ruling which held that an Internet Service Provider was protected from liability for material posted on its system by a provision of the Communications Decency Act. However, the findings in that case may not be applicable in other circumstances. Other courts have held that online service providers and ISPs may, under certain circumstances, be subject to damages for copying or distributing copyrighted materials. Certain provisions of the Communications Decency Act, which imposed criminal penalties for using an interactive computer service for transmitting obscene or indecent communications, have been found unconstitutional by the U.S. Supreme Court. However, on October 21, 1998, new federal legislation was enacted that requires limitations on access to pornography and other material deemed "harmful to minors." This legislation has been attacked in court as a violation of the First Amendment. We are unable to predict the outcome of this case. The imposition upon ISPs or web server hosts of potential liability for materials carried on or disseminated through their systems could require us to implement measures to reduce our exposure to such liability. Such measures may require that we spend substantial resources or discontinue certain product or service offerings. Any of these actions could have a material adverse effect on our business, operating results and financial condition.

We carry errors and omissions insurance with a policy limit of $5.0 million, subject to deductibles and exclusions. Such coverage may not be adequate or available to compensate us for all liability that may be imposed. The imposition of liability in excess of, or the unavailability of, such coverage could have a material adverse effect on our business, financial condition and results of operations.

The law relating to the regulation and liability of Internet access providers in relation to information carried or disseminated also is undergoing a process of development in other countries. Decisions, laws, regulations and other activities regarding regulation and content liability may significantly affect the development and profitability of companies offering on-line and Internet access services, including the Company.

REGULATORY MATTERS

Consistent with our growth and acquisition strategy, we are now engaged in, or will soon be engaged in, activities that subject us to varying degrees of federal, state and local regulation. The Federal Communications Commission ("FCC") exercises jurisdiction over all facilities of, and services offered by, telecommunications carriers to the extent that they involve the provision, origination or termination of jurisdictionally interstate or international communications. The state regulatory commissions retain jurisdiction over the same facilities and services to the extent they involve origination or termination of jurisdictionally intrastate communications. In addition, as a result of the passage of the Telecommunications Act of 1996 (the "1996 Act"), state and federal regulators share responsibility for implementing and enforcing the domestic pro-competitive policies of the 1996 Act. In particular, state regulatory commissions have substantial oversight over the provision of interconnection and non-discriminatory network access by incumbent local exchange carriers ("ILECs"). Municipal authorities generally have some jurisdiction over access to rights of way, franchises, zoning and other matters of local concern.

Our Internet operations are not currently subject to direct regulation by the FCC or any other governmental agency (other than regulations applicable to businesses generally). However, due to the increasingly widespread use of the Internet, it is possible that additional laws and regulations may be adopted. Such additional laws could cover issues such as content, user pricing, privacy, libel, intellectual property protection and infringement, and technology export and other controls. We may be subject to similar or other laws and regulations in non-U.S jurisdictions.

Moreover, the FCC continues to review its regulatory position on the usage of the basic network and communications facilities by ISPs. Although in an April 1998 Report the FCC determined that ISPs should not be treated as telecommunications carriers and therefore not regulated, it is expected that future ISP regulatory status will continue to be uncertain. Indeed, in that report, the FCC concluded that certain services offered over the Internet, such as phone-to-phone IP telephony, may be functionally indistinguishable from traditional telecommunications service offerings and their non-regulated status may have to be re-examined.

We are unable to predict what regulations may be adopted in the future, or to what extent existing laws and regulations may be found applicable, or the impact such new or existing laws may have on our business. We can give no assurance that new laws or regulations relating to Internet services, or existing laws found to apply to them, will not have a material adverse effect on us.

Changes in the regulatory structure and environment affecting the Internet access market, including regulatory changes that directly or indirectly affect telecommunications costs or increase the likelihood of competition from Regional Bell Operating Companies ("RBOCs") or other telecommunications companies, could have an adverse effect on our business. Although the FCC has decided not to allow local telephone companies to impose per-minute access charges on ISPs, and that decision has been upheld by the reviewing court, further regulatory and legislative consideration of this issue is likely. In addition, some telephone companies are seeking relief through state regulatory agencies. Such rules, if adopted, are likely to have a greater impact on consumer-oriented Internet access providers than on business-oriented ISPs such as the Company. Nonetheless, the imposition of access charges would affect our costs of serving dial-up customers and could have a material adverse effect on our business, financial condition and results of operations.

In addition to our Internet activities, we have focused attention on acquiring telecommunications assets and facilities, which is a regulated activity. Our wholly-owned subsidiary, PSINetworks Company, has received an international
Section 214 license from the FCC to provide global facilities-based telecommunications services, subjecting it to regulation as a non-dominant international common carrier. In addition, our wholly-owned subsidiary, PSINet Telecom UK Limited, has received an international facilities license from DTI and OFTEL, the responsible telecommunications regulatory bodies in the United Kingdom. Generally, the FCC and OFTEL have chosen not to closely regulate the charges or practices of non-dominant carriers, such as our subsidiaries. Nevertheless, these regulatory agencies act upon complaints against such carriers for failure to comply with statutory obligations or with the rules, regulations and policies of such regulatory agencies. These regulatory agencies also have the power to impose more stringent regulatory requirements on us and to change our regulatory classification. We believe that, in the current regulatory environment, such regulatory agencies are unlikely to do so. As we enter new markets, we anticipate obtaining similar licenses as required by applicable telecommunications rules and regulations in order to acquire and maintain telecommunications assets and facilities in such countries.

The laws relating to the provision of telecommunications services in other countries, and in multinational organizations such as the International Telecommunications Union, are also undergoing a process of development. As we continue our program of acquisition and expansion into international markets, these laws will have an increasing impact on our operations. We can give no assurance that new or existing laws or regulations will not have a material adverse effect on us.

PSINetworks Company has also received competitive local exchange carrier ("CLEC") certification in Colorado and Texas, has applied for CLEC certification in Virginia, California and New York, and is considering the financial, regulatory and operational implications of becoming a CLEC in certain other states. As a provider of domestic basic telecommunications services, particularly competitive local exchange services, we could become subject to further regulation by the FCC and/or another regulatory agency, including state and local entities.

The 1996 Act has caused fundamental changes in the markets for local exchange services. In particular, the 1996 Act and the FCC rules issued pursuant to it mandate competition in local markets and require that ILECs interconnect with CLECs. Under the provisions of the 1996 Act, the FCC and state public utility commissions share jurisdiction over the implementation of local competition: the FCC was required to promulgate general rules and the state commissions were required to arbitrate and approve individual agreements. However, the FCC interconnection rules implementing the 1996 Act were appealed and, in the case of the "national pricing" rules, vacated. The Supreme Court has agreed to review this lower court decision and heard oral arguments on this matter on October 13, 1998. Pending the Supreme Court's decision, state public utility commissions are free to develop independent pricing policies for interconnection, unbundled access, resale, and transport and termination of local telecommunications traffic.

A critical issue for CLECs is the right to receive reciprocal compensation for the transport and termination of Internet traffic. We believe that, under the 1996 Act and current FCC rules, CLECs are entitled to receive reciprocal compensation from ILECs for the transport and termination of Internet traffic. However, some ILECs have disputed payment of reciprocal compensation for Internet traffic, arguing that ISP traffic is not local traffic. Most states have required ILECs to pay ISPs reciprocal compensation. However, federal regulators and some state regulators are currently considering the proper jurisdictional classification of local calls placed to an ISP and whether ISP calling triggers an obligation to pay reciprocal compensation. On October 30, 1998, the FCC determined that dedicated Digital Subscriber Line service is an interstate service and properly tariffed at the interstate level. However, the FCC specifically did not apply this decision to the question of whether local exchange carriers are entitled to receive reciprocal compensation when they deliver circuit-switched dial-up traffic to ISPs. It is expected that the FCC will address this question in the near future. There can be no assurance that any FCC decision on this matter will favor our position. An unfavorable result may have an adverse effect on our potential future revenues as a CLEC as well as increasing our costs for PRIs in general.

The 1996 Act was intended to increase opportunities for companies to compete in the local exchange market. However, we cannot give assurance that changes in current or future regulations by the FCC and state regulatory commissions, or other legislative or jurisdictional initiatives relating to the telecommunications industry would not have a material adverse effect on us.

As we become a competitor in local exchange markets, we will become subject to state requirements regarding provision of intrastate services. This may include the filing of tarriffs containing rates and conditions. As a new entrant, without market power, we expect to face a relatively flexible regulatory environment. Nevertheless, it is possible that some states could require the approval of the public utilities commission for the issuance of debt or equity or other transactions which would result in a lien on our property used to provide intrastate services.

DEPENDENCE ON SUPPLIERS

We have few long-term contracts with our suppliers. We are dependent on third party suppliers for our leased-line connections or bandwidth. Certain of these suppliers are or may become competitors of ours, and such suppliers are not subject to any contractual restrictions upon their ability to compete with us. If these suppliers change their pricing structures, we may be adversely affected. Due to the consummation of our transaction with IXC and our recent acquisitions of telecommunications bandwidth from other global network providers, we anticipate that our dependence upon certain of these suppliers will be decreased as we accept delivery of OC-48 bandwidth from IXC and bandwidth from our other global network providers. Nevertheless, until the fiber optic telecommunications systems of IXC and our other global network providers are completed (and in the case of IXC, it is not obligated under the IRU Purchase Agreement to extend its buildout of the IXC system beyond approximately 6,640 unique route miles of OC-48 bandwidth) and, in certain geographic areas, even after such completion, we will continue to be dependent upon such suppliers. Moreover, any failure or delay of IXC or such other network providers to deliver bandwidth to us or to provide operations, maintenance and other services with respect to such bandwidth in a timely or adequate fashion could adversely affect us.

We are also dependent on certain third party suppliers of hardware components. Although we attempt to maintain a minimum of two vendors for each required product, certain components used by us in providing our networking services are currently acquired or available from only one source. We have from time to time experienced delays in the receipt of certain hardware components and telecommunications facilities, including delays in delivery of PRI telecommunications facilities (which connect dial-up customers to our network). A failure by a supplier to deliver quality products on a timely basis, or the inability to develop alternative sources if and as required, could result in delays which could have a material adverse effect on us. Our remedies against suppliers who fail to deliver products on a timely basis are limited by contractual liability limitations contained in supply agreements and purchase orders and, in many cases, by practical considerations relating to our desire to maintain good relationships with the suppliers. As our suppliers revise and upgrade their equipment technology, we may encounter difficulties in integrating the new technology into our network.

Certain of the vendors from whom we purchase telecommunications bandwidth, including the RBOCs, CLECs and other local exchange carriers ("LECs"), currently are subject to tariff controls and other price constraints which in the future may be changed. In addition, newly enacted legislation will produce changes in the market for telecommunications services. These changes may affect the prices which we are charged by the RBOCs and other carriers, which could have a material adverse effect on our business, financial condition and results of operations. Moreover, we are subject to the effects of other potential regulatory actions which, if taken, could increase the cost of our telecommunications bandwidth through, for example, the imposition of access charges.

RISKS ASSOCIATED WITH FINANCING ARRANGEMENTS

Certain of our financing arrangements are secured by substantially all of our assets and stock of certain of our subsidiaries. These financing arrangements require that we satisfy certain financial covenants. They also currently prohibit us from paying dividends and repurchasing our capital stock without the lender's consent. In the event that the Company is liquidated, our secured lenders would be entitled to foreclose upon those assets in the event of a default under the financing arrangements. They would also be entitled to be repaid from the proceeds of the liquidation of those assets before the assets would be available for distribution to the holders of our securities. In addition, the collateral security arrangements under our existing financing arrangements may adversely affect our ability to obtain additional borrowings.

RISK OF SYSTEM FAILURE OR SHUTDOWN

Our success depends upon our ability to deliver reliable, high-speed access to the Internet and upon the ability and willingness of our telecommunications providers to deliver reliable, high-speed telecommunications service through their networks. Our network, and other networks providing services to us, are vulnerable to damage or cessation of operations from fire, earthquakes, severe storms, power loss, telecommunications failures and similar events, particularly if such events occur within a high traffic location of the network. We have designed our network to minimize the risk of such system failure, for instance, with redundant circuits among POPs to allow traffic rerouting. In addition, we perform lab and field testing before integrating new and emerging technology into the network, and we engage in capacity planning. Nonetheless, we cannot assure that we will not experience failures or shutdowns relating to individual POPs or even catastrophic failure of the entire network.

We carry business personal property insurance at both scheduled locations and unscheduled locations, with a blanket property limit of $168.0 million and business interruption insurance with a blanket limit of $10.0 million. Such coverage, however, may not be adequate or available to compensate us for all losses that may occur. In addition, we generally attempt to limit our liability to customers arising out of network failures by contractually disclaiming all such liability. In respect of certain services, we have also contractually limited liability to a usage credit based upon the amount of time that the system was not operational. We cannot assure, however, that such limitations will be enforceable. In any event, significant or prolonged system failures or shutdowns could damage our reputation and result in the loss of customers.

NETWORK SECURITY RISKS; RISKS ASSOCIATED WITH PROVIDING SECURITY SERVICES

We have implemented certain network security measures, such as limiting physical and network access to its routers. Nonetheless, the network's infrastructure is potentially vulnerable to computer viruses, break-ins and similar disruptive problems caused by its customers or other Internet users. Computer viruses, break-ins or other problems caused by third parties could lead to interruptions, delays or cessation in service to our customers. Furthermore, such inappropriate use of the Internet by third parties could also potentially jeopardize the security of confidential information stored in the computer systems of our customers. This could, in turn, deter potential customers and adversely affect existing customer relationships.

Security problems represent an ongoing threat to public and private data networks. Attacks upon the security of Internet sites and infrastructure continue to be reported to organizations such as the CERT Coordination Center at Carnegie Mellon University, which facilitates responses of the Internet community to computer security events. Addressing problems caused by computer viruses, break-ins or other problems caused by third parties could have a material adverse effect on us.

The security services that we offer in connection with our customers' networks cannot assure complete protection from computer viruses, break-ins and other disruptive problems. Although we attempt to limit contractually our liability in such instances, the occurrence of such problems may result in claims against or liability on the part of the Company. Such claims, regardless of their ultimate outcome, could result in costly litigation and could have a material adverse effect on our business or reputation or on our ability to attract and retain customers for our products. Moreover, until more consumer reliance is placed on security technologies available, the security and privacy concerns of existing and potential customers may inhibit the growth of the Internet service industry and our customer base and revenues.

RISK ASSOCIATED WITH DEPENDENCE ON TECHNOLOGY AND WITH PROPRIETARY RIGHTS

Our success and ability to compete is dependent in part upon our technology and technical expertise and, to a lesser degree, on our proprietary rights as well. In order to establish and protect our technology, we rely on a combination of copyright, trademark and trade secret laws and contractual restrictions. Nevertheless, we cannot assure that such measures are adequate to protect our proprietary technology. It may be possible for a third party to copy or otherwise obtain and use our products or technology without authorization or to develop similar technology independently. In addition, our products may be licensed or otherwise utilized in foreign countries where laws may not protect our proprietary rights to the same extent as do laws in the United States. It is our policy to require employees and consultants and, when obtainable, suppliers to execute confidentiality agreements upon the commencement of their relationships with us. Nonetheless, we cannot assure that these precautions will be adequate to prevent misappropriation of our technology or that our competitors will not independently develop technologies that are substantially equivalent or superior to our technology.

In addition, we are also subject to the risk of adverse claims and litigation alleging infringement by us of the intellectual property rights of others. From time to time we have received claims that we have infringed other parties' proprietary rights. While we do not believe that we have infringed the proprietary rights of other parties, we cannot assure that third parties will not assert infringement claims in the future with respect to our current or future products. Such claims may require that we enter into license arrangements or may result in protracted and costly litigation, regardless of the merits of such claims. We cannot assure that any necessary licenses will be available or that, if available, such licenses can be obtained on commercially reasonable terms.

We have recently introduced new enterprise service offerings, including value-added, IP-based enterprise communication services and xDSL-based Internet access services in limited areas. The failure of these services to gain market acceptance in a timely manner or at all, or the failure of xDSL-based services, in particular, to achieve significant market coverage could have a material adverse effect on our business, financial condition and results of operations. Introduction by the Company of new or enhanced services with reliability, quality or compatibility problems could significantly delay or hinder market acceptance of such services, which could adversely affect our ability to attract new customers and subscribers. Our services may contain undetected errors or defects when first introduced or as enhancements are introduced. Despite testing by the Company or its customers, we cannot assure that errors will not be found in new services after commencement of commercial deployment. Such errors could result in additional development costs, loss of or delays in market acceptance, diversion of technical and other resources from our other development efforts and the loss of credibility with our customers and subscribers. Any such event could have a material adverse effect on our business, financial condition and results of operations.

Additionally, if we are unable to match our network capacity to customer demand for our services, our network could become congested during periods of peak customer demand. Such congestion could adversely affect the quality of service we are able to provide. Conversely, due to the high fixed cost nature of our infrastructure, if our network is under-utilized, it could adversely affect our ability to provide cost-efficient services. The failure of the Company to match network capacity to demand could have a material adverse effect on our business, financial condition or results of operations.

RISKS ASSOCIATED WITH YEAR 2000

The commonly referred to Year 2000 ("Y2K") problem results from the fact that many existing computer programs and systems use only two digits to identify the year in the date field. These programs were designed and developed without considering the impact of a change in the century designation. If not corrected, computer applications that use a two-digit format could fail or create erroneous results in any computer calculation or other processing involving the Year 2000 or a later date. We have identified two main areas of Y2K risk:

1. Internal computer systems or embedded chips could be disrupted or fail, causing an interruption or decrease in productivity in our operations; and

2. Computer systems or embedded chips of third parties including (without limitation) financial institutions, suppliers, vendors, landlords, customers, international suppliers of telecommunications services and others ("Material Third Parties") could be disrupted or fail, causing an interruption or decrease in our ability to continue our operations.

We have developed, or are in the process of developing, detailed plans for implementation and testing of any necessary modifications to our key computer systems and equipment with embedded chips to ensure that they are Y2K compliant. We have engaged a third party consultant to perform an assessment of our systems, domestically and internationally. We expect that the assessment, which is being done in stages, will be complete by December 31, 1998. We anticipate that our domestic internal systems will be Y2K ready by June 30, 1999, and our international systems will be Y2K compliant by the end of the third quarter of 1999, which is consistent with prior plans. We believe that with these detailed plans and completed modifications, the Y2K issue will not pose significant operational problems for us. However, if the modifications and conversions are not made, or not completed in a timely fashion, the Y2K issue could have a material impact on our operations.

Our cost of addressing Y2K issues has been minor to date, less than five percent (5%) of our information technology budget, but this amount will increase as substantial consultants or personnel resources are required or if operationally-important equipment must be remediated or replaced. The risk that Y2K issues could present to us include, without limitation, disruption, delay or cessation of operations, including operations that are subject to regulatory compliance. In each case, the correction of the problem could result in substantial expense and disruption or delay of our operations. The total cost of Y2K assessments and remediation is funded through cash flows generated through operations and available from other sources and, to date, we are expensing these costs. The financial impact of making any required systems changes or other remediation efforts cannot be known precisely at this time, but it is not expected to be material to our financial position, results of operations, or cash flows. We have not canceled any principal information technology projects as a result of our Y2K effort, although we have rescheduled some tasks to accommodate this effort.

In addition, we have identified and prioritized and are communicating with Material Third Parties to determine their Y2K status and any probable impact on us. We will continue to track and evaluate our long-term relationship with Material Third Parties based on the responses we receive and on information learned from other sources. If any of our Material Third Parties are not Y2K ready and their non-compliance causes a material disruption to any of their respective businesses, our business could be materially adversely affected. Disruptions could include, among other things: the failure of a Material

Third Party's business; a financial institution's inability to take and transfer funds; an interruption in delivery of supplies from vendors; a loss of voice and data connections; a loss of power to our facilities; and other interruptions in the normal course of our operations, the nature and extent of which we cannot foresee. We will continue to evaluate the nature of these risks, but at this time we are unable to determine the probability that any such risk will occur, or if it does occur, what the nature, length or other effects, if any, it may have on us. If a significant number of Material Third Parties experience failures in their computer systems or operations due to Y2K non-compliance, it could affect our ability to process transactions or otherwise engage in similar normal business activities. For example, while we expect our internal systems, domestic and international, to be Y2K ready in stages during 1999, we and our customers who communicate internationally will be dependent upon the Y2K-readiness of many foreign providers of telecommunication services and their vendors and suppliers. If these providers and others are not Y2K ready, we and our customers will not be able to send and receive data and other electronic transmissions, which would have a material adverse effect on the business and revenues of us and our customers. While many of these risks are outside our control, we have instituted a program to identify Material Third Parties and to address any non-compliance issues.

While we believe that we are adequately addressing the Y2K issue, there can be no assurance that our Y2K analyses will be completed on a timely basis or that the cost and liabilities associated with the Y2K issue will not materially adversely impact our business, prospects, revenues or financial position. We are uncertain as to our most reasonably likely worst case Y2K scenario and have not yet developed a contingency plan to handle a worst case scenario. We expect to have a contingency plan to handle this situation by September 30, 1999. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000."

POTENTIAL VOLATILITY OF STOCK PRICE

The market price and trading volume of our common stock has been and may continue to be highly volatile. Factors such as variations in our revenue, earnings and cash flow and announcements of new service offerings, technological innovations, strategic alliances and/or acquisitions involving our competitors or price reductions by us, our competitors or providers of alternative services could cause the market price of our common stock to fluctuate substantially. In addition, the stock markets recently have experienced significant price and volume fluctuations that particularly have affected technology-based companies and resulted in changes in the market prices of the stocks of many companies that have not been directly related to the operating performance of those companies. Such broad market fluctuations have adversely affected and may continue to adversely affect the market price of our common stock.

INVESTMENT COMPANY ACT

We do not propose to engage in investment activities in a manner or to an extent which would require us to register as an investment company under the Investment Company Act of 1940 (the "Investment Company Act"). The Investment Company
Act places restrictions on the capital structure and business activities of companies registered thereunder. Accordingly, we will seek to limit our holding of "investment securities" (as defined in the Investment Company Act) to an amount which is less than 40% of the value of our total assets as calculated pursuant to the Investment Company Act. The Investment Company Act permits a company to avoid becoming subject to such Act for a period of up to one year despite the holding of investment securities in excess of such amount if, among other things, its Board of Directors has adopted a resolution which states that it is not the company's intention to become an investment company. Our Board of Directors may adopt such a resolution with respect to the proceeds of the 11 1/2% Senior Notes offering. Application of the provisions of the Investment Company Act would have a material adverse effect on us. See "Use of Proceeds."

UNCERTAINTY OF ARBITRATION RESULTS

On November 25, 1997, Chatterjee Management Company ("Chatterjee") initiated arbitration proceedings against us before the International Chamber of Commerce, Court of Arbitration, in London, England, with respect to a joint venture agreement dated as of September 19, 1996 previously entered into by Chatterjee and us. As previously disclosed by us in various filings with the

Commission, on September 19, 1996, we signed an agreement with Chatterjee pursuant to which we and an investment group led by Chatterjee would establish a joint venture for the purpose of building an Internet network across Europe and providing Internet-related services in Europe. Such investment group was to invest up to $41.0 million in the joint venture. No monies were invested by Chatterjee or the investment group pursuant to the joint venture agreement nor were any other actions undertaken to implement it. Following the signing of the agreement, the parties acknowledged structural difficulties associated with the joint venture as originally contemplated, which prevented implementation of it. Instead, they sought, for several months, to negotiate a direct investment in us by Chatterjee in lieu of the prior agreement. Those negotiations were not successful.

In the arbitration proceeding, Chatterjee has now alleged that we breached the joint venture agreement by repudiating our obligations under the agreement and by breaching a covenant not to compete. In the arbitration, Chatterjee requests an award declaring that the agreement is still valid and binding upon the parties and that we stand in breach of the agreement, directing us to specifically perform our obligations under the agreement or, in the alternative, awarding Chatterjee compensatory damages in an amount not less than $25.0 million, awarding Chatterjee profits that we have earned or stand to earn in Europe, and awarding Chatterjee the costs of arbitration, including attorneys' fees, and interest on the award of damages. We believe that Chatterjee's claims are without merit and intend vigorously to defend ourself in the arbitration. The arbitration commenced on October 19, 1998 in London, England. While the ultimate outcome of the arbitration is uncertain, we believe that we have meritorious defenses to Chatterjee's claim and intend to continue to conduct a vigorous defense. An unfavorable outcome in this matter could have a material adverse effect on our business, financial condition and results of operations.

FORWARD-LOOKING STATEMENTS

Some of the information contained in this Report may contain forward-looking statements. Such statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," or "anticipates" or similar words, or by discussions of strategy that involve risks and uncertainties. These statements may discuss future expectations or contain projections of results of operations or financial condition or expected benefits to us resulting from certain acquisitions or transactions. We cannot assure that the future results indicated, whether expressed or implied, will be achieved. The Risk Factors noted herein, and other risks and uncertainties, could cause our actual results to differ materially from those contained in any forward-looking statement.